CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017	3,272,832	$10.00	$32,728,320	$4,215.41

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-180488

(To Prospectus dated March 30, 2012, Prospectus

Supplement dated March 30, 2012 and Product Supplement

EQUITY INDICES SUN-1 dated October 25, 2013)

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY INDICES SUN-1.

The initial estimated value of the notes as of the pricing date is $9.63 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-11 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$32,728,320.00
Underwriting discount	$0.20	$654,566.40
Proceeds, before expenses, to BAC	$9.80	$32,073,753.60

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co. September 25, 2014

3,272,832 Units $10 principal amount per unit CUSIP No. 06053M526 Pricing Date September 25, 2014 Settlement Date October 2, 2014 Maturity Date September 29, 2017 Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index ¡ Maturity of approximately three years if not called prior to maturity ¡ Automatic call of the notes per unit at $10 plus the applicable Call Premium ($1.20 on the first Observation Date and $2.40 on the second Observation Date) if the Index is flat or increases above 100% of the Starting Value on any Observation Date ¡ The Observation Dates will occur approximately one year and two years after the pricing date ¡ If the notes are not called, at maturity: ¡ a return of 53% if the Index is flat or increases up to the Step Up Value ¡ a return equal to the percentage increase in the Index if the Index increases above the Step Up Value ¡ 1-to-1 downside exposure to decreases in the Index, with up to 100% of your principal at risk ¡ All payments are subject to the credit risk of Bank of America Corporation ¡ No periodic interest payments ¡ Limited secondary market liquidity, with no exchange listing Bank of America Enhanced Return

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Summary

The Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the Hang Seng China Enterprises Index (the “Index”), is equal to or greater than the Call Level on the relevant Observation Date. If not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Index is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Index above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 principal amount per unit and will depend on our credit risk and the performance of the Index. See “Terms of the Notes” below.

The economic terms of the notes (including the Step Up Payment) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined based on our and our affiliates’ pricing models, which take into consideration our internal funding rate and the market prices for the hedging arrangements related to the notes. The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-11.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Principal Amount:	$10.00 per unit
Term:	Approximately three years, if not called
Market Measure:	The Hang Seng China Enterprises Index (Bloomberg symbol: “HSCEI”), a price return index.
Starting Value:	10,640.09
Observation Level:	The closing level of the Market Measure on the applicable Observation Date.
Observation Dates:	October 2, 2015 and September 23, 2016, subject to postponement in the event of Market Disruption Events, as described on page PS-18 of product supplement EQUITY INDICES SUN-1.
Call Level:	100% of the Starting Value
Call Amounts (per Unit):	$11.20 if called on October 2, 2015 and $12.40 if called on September 23, 2016

Call Settlement Dates:

Approximately the fifth business day following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described on page PS-18 of product supplement EQUITY INDICES SUN-1.

Call Premiums:

$1.20 per unit if called on October 2, 2015 (which represents a return of 12.00% over the principal amount) and $2.40 per unit if called on September 23, 2016 (which represents a return of 24.00% over the principal amount).

Ending Value:

The closing level of the Market Measure on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-18 of product supplement EQUITY INDICES SUN-1.

Step Up Value:	16,279.34 (153% of the Starting Value, rounded to two decimal places).
Step Up Payment:	$5.30 per unit, which represents a return of 53% over the principal amount.
Threshold Value:	10,640.09 (100% of the Starting Value).
Calculation Day:	September 22, 2017
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-11.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY INDICES SUN-1 dated October 25, 2013:

http://www.sec.gov/Archives/edgar/data/70858/000119312513411179/d617471d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES SUN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to receive a return on your investment capped at the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.

▪	You anticipate that the Index will increase from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Index decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Index.

▪	You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You believe that the Index will decrease from the Starting Value to the Ending Value.

▪	You seek principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Hypothetical Payout Profile and

Examples of Payments at Maturity

These hypothetical values would only apply if the notes are not called on any Observation Date, and show a payout profile at maturity.

This graph reflects the returns on the notes, based on the Threshold Value of 100% of the Starting Value, the Step Up Payment of $5.30, and the Step Up Value of 153% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes, assuming the notes are not called on any Observation Date. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a Threshold Value of 100, the Step Up Value of 153, the Step Up Payment of $5.30 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Step Up Value, whether the notes are called on an Observation Date, and whether you hold the notes until maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Index” section below. The Index is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
0		-100.00%	$0.00		-100.00%
50		-50.00%	$5.00		-50.00%
80		-20.00%	$8.00		-20.00%
90		-10.00%	$9.00		-10.00%
94		-6.00%	$9.40		-6.00%
97		-3.00%	$9.70		-3.00%
100	(1) (2)	0.00%	$15.30	(3)	53.00%
102		2.00%	$15.30		53.00%
105		5.00%	$15.30		53.00%
110		10.00%	$15.30		53.00%
120		20.00%	$15.30		53.00%
130		30.00%	$15.30		53.00%
140		40.00%	$15.30		53.00%
150		50.00%	$15.30		53.00%
153	(4)	53.00%	$15.30		53.00%
160		60.00%	$16.00		60.00%
170		70.00%	$17.00		70.00%
180		80.00%	$18.00		80.00%
190		90.00%	$19.00		90.00%
200		100.00%	$20.00		100.00%

(1)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 10,640.09, which was the closing level of the Market Measure on the pricing date.

(2)	This is the hypothetical Threshold Value.

(3)	This amount represents the sum of the principal amount and the Step Up Payment of $5.30.

(4)	This is the hypothetical Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Redemption Amount Calculation Examples

Example 1

The Ending Value is 90.00, or 90.00% of the Starting Value:

Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	90.00

$10 –	[	$10 ×	(100 – 90)	]	= $9.00	Redemption Amount per unit
100

Example 2

The Ending Value is 110.00, or 110.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	153.00
Ending Value:	110.00

$10.000 + $5.300 = $15.300	Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3

The Ending Value is 160.00, or 160.00% of the Starting Value:

Starting Value:	100.00
Step Up Value:	153.00
Ending Value:	160.00

$10 +	[	$10 ×	(160 – 100)	]	= $16.00	Redemption Amount per unit
100

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES SUN-1, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	If the notes are not called, depending on the performance of the Index as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	If the notes are called, your investment return, if any, is limited to the return represented by the applicable Call Premium.

▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.

▪	The initial estimated value of the notes is an estimate only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads, our internal funding rate on the pricing date, mid-market terms on hedging transactions, expectations on interest rates and volatility, price-sensitivity analysis, and the expected term of the notes. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect.

▪	The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, changes in the level of the Index, our internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-11. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪	The initial estimated value does not represent a minimum or maximum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Index, our creditworthiness and changes in market conditions.

▪	A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets, including economic, financial, social and political conditions.

▪	Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of companies included in the Index) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪	The Index sponsor may adjust the Index in a way that affects its level, and has no obligation to consider your interests.

▪	You will have no rights of a holder of the securities represented by the Index, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we or our affiliates may from time to time own securities of companies included in the Index we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-25 of product supplement EQUITY INDICES SUN-1.

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Additional Risk Factors

An investment in the notes will involve risks that are associated with investments that are linked to the equity securities of issuers from an emerging market.

The stocks included in the Index have been issued by companies incorporated in the People’s Republic of China, some of which are owned by the Chinese government. Many emerging nations, including the People’s Republic of China, are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in countries with emerging markets, such as the People’s Republic of China, issuers of securities face the threat of expropriation of their assets, restrictions on foreign ownership and/or nationalization of their businesses. The economic and financial data about emerging market countries may also be unreliable. Any of the above factors may have an adverse impact on the level of the Index, and therefore, the value of your notes.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES ARN-1.

Market Measure Business Day

A “Market Measure Business Day” means a day on which:

(A) the Hong Kong Stock Exchange (“HKSE”), or its successor, is open for trading; and

(B) the Index or any successor thereto is calculated and published.

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, HSI Services Limited (“HSI” or “Index sponsor”). The Index sponsor, which licenses the copyright and all other rights to the Index, has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of the Index sponsor discontinuing publication of the Index are discussed in the section entitled “Description of the Notes — Discontinuance of an Index” on page PS-20 of product supplement EQUITY INDICES SUN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

The Index is a free float adjusted market capitalization weighted index consisting of 40 H-share companies, and is intended to reflect the overall performance of H-share companies listed in Hong Kong. H-shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese government for listing and trading on the HKSE. The Index was launched on August 8, 1994. The Index is calculated, maintained and published by HSI. The Index was rebased with a value of 2000 as of January 3, 2000. The level of the Index is reported by Bloomberg under the ticker symbol “HSCEI.”

Index Composition

In order to be eligible for inclusion in the Index, a company must be an H-share company with its primary listing on the Main Board of the HKSE, and must have been listed for at least one month prior to the review cut-off date. Additionally, all eligible stocks must have had a turnover velocity of at least 0.1% for 10 of the last 12 months. If a current constituent fails to meet this turnover requirement, it will have to meet the alternative requirement of having its monthly aggregate turnover be among the top 90th percentile of the total market. The total market includes stocks primarily listed on the Main Board of the HKSE, excluding stocks that are secondary listings, foreign companies, preference shares, REITs, debt securities, mutual funds and other derivatives. Finally, eligible stocks which are not current constituents of the Index at the time of the review must also have a turnover velocity of at least 0.1% for each of the three months prior to review in order to be eligible. Turnover velocity is calculated by dividing the median daily traded shares for a given month by the freefloat-adjusted shares outstanding at the end of that month. Review of the composition of the Index is conducted quarterly.

Eligible stocks are then ranked according to their combined market capitalization, which is calculated by assigning a 50% weight to a company’s average full market capitalization for the last 12 months (or a shorter period for stocks with a listing history of less than 12 months) and a 50% weight to a company’s average freefloat-adjusted market capitalization for that period. The 40 stocks that have the highest combined market capitalization ranking will be selected as constituents of the Index.

Index Calculation

The current index level at the close of each business day is equal to the product of (x) the previous day’s index level and (y) the current aggregate freefloat-adjusted market capitalization of the index constituents divided by the previous day’s aggregate freefloat-adjusted market capitalization of those constituents. Component stocks are reviewed quarterly to ensure that no one component stock dominates the Index. If any component stock exceeds 10% of the value of the Index, HSI will cap that stock’s representation in the Index at 10% until the next review.

The Index is a price index and is not adjusted for cash dividends or warrant bonuses.

Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float, and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities, or any other entities that hold substantial shares in the company, would be considered as non-freefloat unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement). Lock-up shares with trading restrictions are classified as non-freefloat, regardless of the shareholding percentage.

Current Index =	Current Aggregate Freefloat-adjusted Market Capitalization of Constituents	× Yesterday’s Closing Index
Yesterday’s Aggregate Freefloat-adjusted Market Capitalization of Constituents

Current Index =	S(Pt × IS × FAF × CF)	× Yesterday’s Closing Index
S(Pt-1 × IS × FAF × CF)

Pt	:	Current Price at Day t
Pt-1	:	Closing Price at Day t-1
IS	:	Number of Issued Shares (In case of H-share constituents, only H-share portion is taken into calculation)
FAF	:	Freefloat-adjusted Factor, which is between 0 and 1
CF	:	Cap Factor, which is between 0 and 1

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

The following graph shows the monthly historical performance of the Index in the period from January 2008 through August 2014. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the Index was 10,640.09.

This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Index during any period set forth above is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Index.

License Agreement

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the Index, which is owned and published by HSI, in connection with certain securities, including the notes. By investing in the notes, you will be regarded as having acknowledged, understood and accepted the information set forth in the two paragraphs below. The level of the Index at any time for the purposes of the notes will be the level as calculated by HSI in its sole discretion, subject to adjustment under the circumstances described in the product supplement.

The license agreement provides that the following information must be set forth in this term sheet:

THE INDEX IS PUBLISHED AND COMPILED BY HSI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG DATA SERVICES LIMITED. THE MARK AND NAME OF THE INDEX ARE PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. THE NAME “HANG SENG CHINA ENTERPRISES INDEX” IS PROPRIETARY TO HANG SENG DATA SERVICES LIMITED. HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE INDEX BY BAC IN CONNECTION WITH THE NOTES, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON, (i) THE ACCURACY OR COMPLETENESS OF THE INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE INDEX IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI SERVICES LIMITED WITHOUT NOTICE.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE INDEX BY BAC IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI SERVICES LIMITED AND HANG SENG DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI- CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI SERVICES LIMITED AND/OR HANG SENG DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Index and the remaining term of the notes. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at any time, and we cannot assure you that we or any of our affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Index. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security. This rate, which we refer to in this term sheet as our internal funding rate, is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit principal amount and will depend on the performance of the Index. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Index, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors — General Risks Relating to the Notes” beginning on page PS-7 and “Use of Proceeds” on page PS-15 of product supplement EQUITY INDICES SUN-1.

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Index.

•	Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-25 of product supplement EQUITY INDICES SUN-1.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to the Hang Seng China Enterprises Index, due September 29, 2017

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Autocallable Market-Linked Step Up Notes	TS-13